Fifth Amendment To Credit Agreement
and First Amendment to Security Agreement
This Fifth Amendment to Credit Agreement and First Amendment to Security Agreement (herein, the “Amendment”) is entered into as of July 30, 2013, by and among FCStone Merchant Services, LLC, a Delaware limited liability company (the “Borrower”), INTL FCStone Inc., as Guarantor, the financial institutions party to this Amendment, as lenders (the “Lenders”), and Bank of Montreal, Chicago Branch, as administrative agent (the “Administrative Agent”).
Preliminary Statements
A.    The Borrower, the Guarantor, the Lenders and the Administrative Agent entered into a certain Credit Agreement dated as of August 10, 2012, as amended (the “Credit Agreement”). The Borrower and the Administrative Agent also entered into that certain Security Agreement dated as of August 10, 2012 (the “Security Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
B.    The Borrower has requested that the Lenders make certain amendments to the Credit Agreement and the Security Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Amendments to the Credit Agreement.
Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement shall be and hereby is amended as follows:
1.1.    Section 1.13 of the Credit Agreement shall be and hereby is amended by deleting the amount “$100,000,000” appearing in the first sentence therein and inserting in its place the amount “$150,000,000”.
1.2.    The following defined terms shall be amended and restated to read in their entirety as follows:
“Borrowing Base” means, as of any time it is to be determined, the sum of:
(a) the sum of:
(i)    95% of the sum of (A) the aggregate amount of all obligations of all Sellers under Eligible Repurchase Agreements to repurchase from the Borrower all Qualified Commodities (other than Qualified Commodities consisting of Sorghum and Canola) sold by the Sellers to the Borrower under the Eligible Repurchase Agreements, plus (B) an amount equal to 90% of the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Qualified Commodities (including Sorghum and Canola) subject to Eligible Repurchase Agreements, minus (C) the Repurchase Concentration Limit; plus

(ii)    89% of the aggregate amount of all obligations of all Sellers under Eligible Repurchase Agreements to repurchase from the Borrower all Qualified Commodities consisting of Canola sold by the Sellers to the Borrower under the Eligible Repurchase Agreements; plus
(iii)    89% of the aggregate amount of all obligations of all Sellers under Eligible Repurchase Agreements to repurchase from the Borrower all Qualified Commodities consisting of Sorghum sold by the Sellers to the Borrower under the Eligible Repurchase Agreements;
provided that the amount included in the Borrowing Base pursuant to this clause (a) shall not at any time exceed 90% of the sum of (i) the market value at such time of all Eligible Commodities purchased by the Borrower under all Eligible Repurchase Agreements, plus (ii) the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Eligible Commodities, minus (iii) the Repurchase Concentration Limit; plus
(b)     85% of the sum of (i) the market value of all Eligible Commodities (other than Eligible Commodities consisting of Sorghum and Canola) owned by the Borrower that are evidenced by tangible or electronic warehouse receipts, plus (ii) the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Eligible Commodities (including Sorghum and Canola); plus
(c)         80% of the market value of all Eligible Commodities consisting of Canola owned by the Borrower that are evidenced by tangible or electronic warehouse receipts; plus
(d)         80% of the market value of all Eligible Commodities consisting of Sorghum owned by the Borrower that are evidenced by tangible or electronic warehouse receipts;
provided further, that (i) the Administrative Agent shall have the right upon five (5) Business Days' notice to the Borrower to reduce the foregoing advance rates in its reasonable discretion based on results from any field audit or appraisal of the Collateral and (ii) the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Borrowing Notice substantially in the form of Exhibit A attached hereto furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Administrative Agent pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Administrative Agent pursuant hereto or pursuant to any such Collateral Document.
“Borrowing Limit” means an amount equal to:
(a)     the lesser of (i) the Borrowing Base and (ii) the Borrowing Cap, in each case as then determined and computed; plus

(b)    65% of Forward Contract Equity, if positive, with respect to Qualified Commodities (other than Sorghum); provided, however, Forward Contract Equity shall be calculated after giving effect to the Forward Contract Exclusions; plus
(c)        65% of Forward Contract Equity, if positive, with respect to Qualified Commodities consisting of Sorghum; provided, however, that Forward Contract Equity shall be calculated after giving effect to the Forward Contract Exclusions; plus
(d)        90% of the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to Qualified Commodities subject to the Forward Contract Equity; minus
(e)         the Sorghum Cap;
provided, that (i) that the amounts set forth in clauses (b), (c) and (d) above shall not exceed $20,000,000 in the aggregate at any one time, (ii) the Administrative Agent shall have the right upon five (5) Business Days' notice to the Borrower to reduce the foregoing advance rates in its reasonable discretion based on results from any field audit or appraisal of the Collateral and (iii) the Borrowing Limit shall be computed only as against and on so much of such Collateral as is included on the Borrowing Notice substantially in the form of Exhibit A attached hereto furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Administrative Agent pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Administrative Agent pursuant hereto or pursuant to any such Collateral Document.
“Hedging Account” means a commodity account, deposit account or securities account (as such terms are defined in the UCC) maintained by the Borrower, a Certified Merchant or a Seller with an intermediary.
“Material Contract” means each Loan Agreement, Hedging Agreement, Repurchase Agreement and any other agreement entered into by the Borrower with respect or in connection with the foregoing, in each case that is included in determining eligibility requirements for purposes of the Borrowing Base, the Borrowing Cap, and/or the Borrowing Limit.
“Qualified Commodity” means any physical commodity of the type described on Schedule 5.1(a) attached hereto (as such schedule may be modified or supplemented in the Administrative Agent's reasonable discretion) that is (or with respect to a physical commodity subject to a Forward Contract, will be upon delivery of such physical commodity) (a) either covered by a tangible negotiable warehouse receipt issued or negotiated to the Borrower or is an Eligible Electronic Warehouse Receipt; (b) on site and in storage within a storage facility operated by the Seller; and (c) fully insured against casualty loss while in storage with the Seller, and the Seller or the Borrower has delivered to the Administrative Agent an insurance certificate naming the Administrative Agent as lender's loss payee with respect to such Qualified Commodity. The foregoing notwithstanding, if the Seller is Pacific Coast Canola LLC (“Pacific Coast”), clauses (b) and (c) above shall be deemed satisfied if Pacific Coast's commodities are stored at a storage facility operated by Wilson Creek Union Grain and Trading Company (“Wilson”) and Wilson, Pacific Coast or Borrower provides evidence to the

Administrative Agent that Pacific Coast's commodities stored with Wilson are fully insured against casualty loss while in storage.
“Tangible Net Worth” means, for any Person and at any time the same is to be determined, the excess of such Person's assets over all its liabilities and reserves as determined in accordance with GAAP, but excluding as assets (i) goodwill and other intangible items and (ii) advances and loans to and investments in such Person's Affiliates and Subsidiaries. For avoidance of doubt, the investments in and loans to the joint venture permitted by Section 8.9(j) hereof shall be excluded as assets for purposes of determining Tangible Net Worth.
“Termination Date” means May 1, 2014, or such earlier date on which the Commitments are terminated in whole pursuant to Section 1.10, 9.2 or 9.3 hereof.
1.3.    Section 5.1 of the Credit Agreement shall be further amended by inserting new defined terms in their alphabetical order, each such new defined term to read as follows:
“Borrowing Cap” means, at any time the same is determined (including, at the option of the Administrative Agent, daily computations of the value of Eligible Commodities and Hedging Value of all Hedging Agreements), an amount equal to the sum of:
    (i)    85% of (a) the market value at such time of all Eligible Commodities (other than Eligible Commodities consisting of Sorghum and Canola) purchased by the Borrower under all Eligible Repurchase Agreements, plus (b) the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Eligible Commodities (including Sorghum and Canola); plus
(ii)    85% of the sum of (a) the market value at such time of all Eligible Commodities (other than Eligible Commodities consisting of Sorghum and Canola) owned by the Borrower that are evidenced by tangible or electronic warehouse receipts, plus (b) the Hedging Value of all Hedging Agreements maintained in an Eligible Hedging Account with respect to such Eligible Commodities (including Sorghum and Canola); plus
(iii)    80% of the sum of the market value at such time of all Eligible Commodities consisting of Sorghum that is: (a) purchased by the Borrower under all Eligible Repurchase Agreements; plus (b) owned by the Borrower that are evidenced by tangible or electronic warehouse receipts, plus
(v)    80% of the sum of the market value at such time of all Eligible Commodities consisting of Canola that is: (a) purchased by the Borrower under all Eligible Repurchase Agreements; plus (b) owned by the Borrower that are evidenced by tangible or electronic warehouse receipts, minus
(vi)    the Concentration Limit;
provided, that (i) the Administrative Agent shall have the right upon five (5) Business Days' notice to the Borrower to reduce the foregoing advance rates in its reasonable discretion based on results from any field audit or appraisal of the Collateral and (ii) the Borrowing Cap shall be computed only as against and on so much of such Collateral as is included on the Borrowing Notice substantially in the form of Exhibit A attached hereto furnished from time to time by the Borrower pursuant to this Agreement and, if required by the Administrative Agent pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Administrative Agent pursuant hereto or pursuant to any such Collateral Document.
“Certified Merchant” means a Person that (a) is an elevator that is licensed and registered with the United States of America or any agency thereof or with the state where such Person elevator is located; (b) is located within the United States of America; (c) is not the subject of dissolution, liquidation, reorganization, receivership or bankruptcy proceedings or has not gone out of business; and (d) maintains at a minimum of 100 growers of Qualified Commodities in the aggregate for its Forward Contracts.
“Crop Year” means, with respect to any Qualified Commodity at any time, the time period (not to exceed twelve (12) consecutive months) from the planting of such Qualified Commodity to the time such Qualified Commodity is harvested.
“Division” means the grouping of states and the District of Columbia within a census geographic region, established by United States Census Bureau, and set forth on Schedule 5.1(b) attached hereto.
“Forward Contract” means any contract between the Borrower and one or more other Certified Merchants whereby the Borrower agrees to purchase Qualified Commodities from such Certified Merchants in a fixed price forward basis or no basis established contract on a specific date in the future, which will be delivered at a future date and later repurchased by the Certified Merchants.
“Forward Contract Equity” means, as of any date of determination and with respect to any Forward Contract, the difference between (a) the market value on a delivery date for the Qualified Commodities under such Forward Contract if entered into as of such date of determination, and (b) the price payable on the same delivery date for such Qualified Commodities under such Forward Contract outstanding as of such date of determination (or such difference, in the aggregate, measured on such other basis as may be reasonably determined from time to time by the Administrative Agent); provided, however, that the value of any outstanding Forward Contract shall be excluded from “Forward Contract Equity” to the extent that such outstanding Forward Contract (i) is not a validly‑executed contract that is in full force and effect; (ii) is a contract pursuant to which delivery is to be made after the current Crop Year; (iii) is subject to any condition (other than the passage of time and tender of payment or goods) or dispute or with respect to which a known claim of offset or a contra account, or a defense or counterclaim, has been asserted by the Certified Merchant; (iv) is not subject to a duly perfected first priority Lien in favor of the Administrative Agent or is subject to any Lien; (v) is a contract that has been rolled, for a period of thirty (30) days or more, restructured, extended, amended or modified as a result of the inability of any party thereto (including the Borrower) to perform thereunder or (vi) has a negative value from the Borrower's perspective.
“Forward Contract Exclusion” means the following amounts shall be excluded in determining Forward Contract Equity: (i) any amount in excess of $5,000,000 owing to or by a single Certified Merchant, (ii) the amount by which any forward contract entered into by the Certified Merchant with any single grower of a Qualified Commodity exceeds 35% of such grower's historical average production of such Qualified Commodity for the three years prior to the date of determination, (iii) any Qualified Commodity relating to the amount by which Forward Contract Equity exceeds 35% of its historical average through-put or “handle” for the three years prior to the date of determination, and (iv) the amount by which Forward Contract Equity with respect to Qualified Commodities grown or produced in a certain Division exceeds $8,000,000.
“Sorghum Cap” means, at any time the same is to be determined, the amount by which the sum of (i) 89% of the aggregate amount of all obligations of all Sellers under Eligible Repurchase Agreements to repurchase from the Borrower all Qualified Commodities consisting of Sorghum sold by the Sellers to the Borrower under the Eligible Repurchase Agreements, plus (ii) 80% of the market value of all Eligible Commodities consisting of Sorghum owned by the Borrower that are evidenced by tangible or electronic warehouse receipts, plus (iii) 65% of Forward Contract Equity with respect to Forward Contracts for Sorghum exceeds $25,000,000.
1.4.    The Credit Agreement shall be further amended by deleting the defined terms “Delinquent Loan Receivable,” “Eligible Loan Receivable,” “Loan Receivable” and “Loan Receivable Concentration Limit” wherever such defined terms appear.
15.    The first sentence appearing in Section 6.4 of the Credit Agreement shall be amended and restated to read in its entirety as follows:
The Borrower shall use the proceeds of the Loans to (i) finance traditional commodity financing arrangements or the Borrower's purchase of Eligible Commodities from the Sellers who have agreed to sell Eligible Commodities to (and to later repurchase such Eligible Commodities from) the Borrower and (ii) to finance the Borrower's purchase of Forward Contracts.
1.6.    Section 7.1 of the Credit Agreement shall be amended and restated to read in its entirety as follows:
Section 7.1.    All Credit EventsSection 7.1.    All Credit Events. At the time of each Credit Event hereunder:
(a)    each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;
(b)    no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;
(c)    in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.4 hereof;
(d)    after giving effect to such Credit Event, the aggregate principal amount of all Loans then outstanding does not exceed the lesser of (i) the Commitment and (ii)

the Borrowing Limit, and the Borrower shall have delivered to the Administrative Agent a certificate in the form attached hereto as Exhibit A in evidence thereof;
(e)    after giving effect to such Credit Event, the Borrower's Tangible Net Worth shall be the greater of (i) $5,000,000 and (ii) 7.5% of the aggregate principal amount of all Loans outstanding;
(f)    such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.
Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (e), both inclusive, of this Section.
1.7.    Section 8.7(c) of the Credit Agreement shall be amended and restated to read in its entirety as follows:
(c)    obligations of the Borrower or any Borrower Subsidiary arising out of Hedging Agreements in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes; provided, that the Borrower's obligation to repurchase commodities previously sold to the Subsidiaries of Holdings pursuant to any hedging activities permitted hereby shall not exceed $10,000,000 in the aggregate at any one time;
1.8.    Section 8.9 of the Credit Agreement shall be and hereby is amended by deleting the period at the end of clause (i) thereof and inserting in its place “; and”, and immediately thereafter inserting a new clause (j) to read in its entirety as follows:
(j)     investments in and loans to a joint venture for the purpose of producing biodiesel so long as (i) no Default or Event of Default has occurred and is continuing immediately before and after giving effect to such investment or loan, (ii) the Borrower is in compliance on a pro forma basis with the financial covenants set forth in Section 8.22 hereof, and (iii) the aggregate amount of such investments in and loans to such joint venture shall not exceed $5,000,000 in the aggregate at any one time.
1.9.    Section 8.22 of the Credit Agreement shall be and hereby is amended by deleting the amount “$1,000,000” appearing therein and inserting in its place the amount “$5,000,000”.
1.10.    Exhibit A and Exhibit D of the Credit Agreement shall be amended and restated in the form of Exhibit A and Exhibit D respectively, attached hereto.
1.11.    Schedule 5.1 of the Credit Agreement shall be amended and restated in the form of Schedule 5.1(a) and Schedule 5.1(b) attached hereto.

Section 2.	Amendments to the Security Agreement.
Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Security Agreement shall be and hereby is amended as follows:

2.1.    Section 2 of the Security Agreement shall be amended and restated to read in its entirety as follows:
Section 2.    Grant of Security Interest in the Collateral. As collateral security for the Secured Obligations defined below, the Debtor hereby grants to the Agent for the benefit of the Secured Creditors a lien on and security interest in, and right of set‑off against, and acknowledges and agrees that the Agent has and shall continue to have for the benefit of the Secured Creditors a continuing lien on and security interest in, and right of set‑off against, all right, title, and interest of the Debtor, whether now owned or existing or hereafter created, acquired or arising, in and to all of the following:
(a)    Repurchase Agreements;
(b)    Documents of Title with respect to any Qualified Commodity including, without limitation, warehouse receipts;
(c)    Hedging Accounts together with all funds which may now or hereafter accumulate in or become withdrawable from or paid out of the Hedging Accounts;
(d)    Hedging Agreements and Forward Contracts (and shall include Forward Contract Equity);
(e)    Goods consisting of Qualified Commodities;
(f)    Investment Property relating the foregoing;
(g)    General Intangibles relating to the foregoing;
(h)    Rights to merchandise and other Goods (including rights to returned or repossessed Goods and rights of stoppage in transit) which is represented by, arises from, or relates to any of the foregoing;
(i)    Supporting Obligations and security interests relating to the foregoing;
(j)    Monies, personal property, and interests in personal property of the Debtor of any kind or description now held by any Secured Creditor or at any time hereafter transferred or delivered to, or coming into the possession, custody or control of, any Secured Creditor, or any agent or affiliate of any Secured Creditor, whether expressly as collateral security or for any other purpose (whether for safekeeping, custody, collection or otherwise), and all dividends and distributions on or other rights in connection with any such property;
(k)    Supporting evidence and documents relating to any of the above‑described property, including, without limitation, computer programs, disks, tapes and related electronic data processing media, and all rights of the Debtor to retrieve the same from third parties, written applications, credit information, account cards, payment records, correspondence, delivery and installation certificates, invoice copies, delivery receipts, notes and other evidences of indebtedness, insurance certificates and the like, together with all books of account, ledgers, and cabinets in which the same are reflected or maintained;
(l)    Accessions and additions to, and substitutions and replacements of, any and all of the foregoing; and
(m)    Proceeds and products of the foregoing, and all insurance of the foregoing and proceeds thereof;
all of the foregoing being herein sometimes referred to as the “Collateral”.
2.2.    Schedule C to the Security Agreement shall be amended and restated in the form of Schedule C attached hereto.

Section 3.	Conditions Precedent.
This Amendment shall become effective upon satisfaction of all of the following conditions precedent:
3.1.    The Borrower, the Guarantor, the Lenders and the Administrative Agent shall have executed and delivered this Amendment.
3.2.    The Administrative Agent shall have received (i) amendments to the UCC financing statements filed against the Borrower, as debtor, in favor of the Administrative Agent, as secured party and (ii) all commodity account control agreements for all Eligible Hedging Accounts (including Hedging Accounts for Forward Contracts).
3.3    The Administrative Agent shall have received copies of the certificates of good standing for the Borrower and the Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization.
3.4.    Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

Section 4.	Representations.
4.1.    In order to induce the Administrative Agent and the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Administrative Agent and the Lenders that as of the date hereof (a) the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct in all material respects (except to the extent that such representations and warranties relate to an earlier date) and (b) it is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.
4.2.    Since August 10, 2012, there has been no amendments, modifications, supplements or restatements to the Borrower's or Guarantor's articles of incorporation and bylaws (or comparable organizational documents), and such articles of incorporation and bylaws (or comparable organizational documents) are in full force and effect on the date hereof.

4.3.    There has been no amendment, modifications, supplements or restatements to the Borrower's and Guarantor's resolutions delivered to the Administrative Agent in connection with the Credit Agreement and such resolutions have not been revoked and are in full force and effect as of the date hereof.

Section 5.	Miscellaneous.
5.1.    The Borrower heretofore executed and delivered to the Administrative Agent the Security Agreement and certain other Collateral Documents. The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Administrative Agent thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.
5.2.    Except as specifically amended herein, the Credit Agreement, including without limitation the Guarantees set forth in Section 12 thereof, shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
5.3.    The Borrower agrees to pay on demand all out of pocket costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent.
5.4.    This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of executed counterparts of this Amendment by telecopy or by e‑mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as an original. This Amendment shall be governed by the internal laws of the State of Illinois.
[Remainder Left Intentionally Omitted]

This Fifth Amendment to Credit Agreement and First Amendment to Security Agreement is entered into as of the date and year first above written.
“Borrower”
FCStone Merchant Services, LLC

By	/s/ Michael J. Knobbe
Name Michael J. Knobbe
Title President
By /s/ Bruce E. Fields
Name Bruce E. Fields
Title Group Treasurer for INTL FCStone Inc.
“Guarantor”

INTL FCStone Inc.
By /s/ Scott J. Branch
Name Scott J. Branch
Title President

By	/s/ Sean O'Connor
Name Sean O'Connor
Title Chief Executive Officer

Accepted and agreed to.
Bank of Montreal, Chicago Branch, as Administrative Agent and a Lender
By /s/ Linda C. Haven
Name Linda C. Haven
Title Managing Director

CoBank, ACB, as a Lender

By	/s/ Bert D. Johnson
Name Bert D. Johnson
Title Vice President